FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FINANCIAL RESULTS FOR 2014 FOURTH QUARTER

•	Q4 Pretax Income of $267 Million Increased 15% from Prior Year

•	Q4 Net Income of $217 Million, or $0.58 Per Share, Includes $0.16 Per Share of Tax and Insurance Benefits, Offset by $0.01 Per Share of Lease Exit Costs

•	Home Sale Gross Margin of 23.1%, Down 10 Basis Points from the Prior Year and Up 20 Basis Points Over Q3 2014

•	Home Sale Revenues Increased 10% to $1.8 Billion Driven by a 7% Increase in Closings to 5,316 Homes

•	Q4 Net New Orders Increased 1% to 3,232 Homes; Order Value Increased 2% to $1.1 Billion

•	Q4 Backlog of 5,850 Homes With a Value of $1.9 Billion

•	Quarter End Cash Balance of $1.3 Billion After Repurchasing $98 Million of Stock in the Quarter

•	Debt-to-Capitalization of 27%, Down from 31% at Year-end 2013

Atlanta, Georgia, January 29, 2015 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2014. For the quarter, PulteGroup reported net income of $217 million, or $0.58 per share. Net income for the period reflects $50 million, or $0.13 per share, of income tax expense. Prior year net income of $220 million, or $0.57 per share, reflects $12 million, or $0.03 per share, of income tax expense.

“Through continued execution of our Value Creation strategy, PulteGroup delivered outstanding fourth quarter and full-year results with solid top line growth and margin expansion driving a 31% increase in 2014 pretax income to $690 million,” said Richard J. Dugas, Jr., Chairman, President and CEO of PulteGroup. “Our improved financial performance allowed us to increase investment into the business in 2014 to $1.8 billion, retire $246 million of debt and return $321 million to shareholders through dividends and expanded share repurchases.”

“We are optimistic heading into 2015 as buyer sentiment began improving in late November supporting stronger traffic and signup levels throughout December and into January. We believe the positive factors of an improving economy with declining energy costs, rising employment, lower mortgage rates and related fees, beneficial long-term demographic trends and a generally healthy supply of inventory, will continue to support a slow and sustained housing recovery. Within this environment, we remain focused on driving additional gains in construction and asset efficiency to deliver higher returns on invested capital. Consistent with our positive market view and long-term business strategy, we expect to use our capital to support future growth, while consistently returning funds to shareholders.”

Fourth Quarter Results

Home sale revenues for the fourth quarter totaled $1.8 billion, an increase of 10% over the prior year. The increase in revenue was driven by a 7% increase in closings to 5,316 combined with a 3% increase in average selling price to $334,000. The higher average selling price in the quarter reflects price increases realized across all three of the Company’s national brands: Centex, Pulte Homes and Del Webb.

Home sale gross margin for the period was 23.1%, a decrease of 10 basis points from the prior year, but up 20 basis points over the third quarter of 2014. SG&A expense for the quarter of $146 million, or 8.2% of home sale revenues, included a $15 million, or $0.03 per share, reversal of construction related insurance reserves recorded in the period. SG&A for the prior year period was $150 million, or 9.3% of home sale revenues.

As part of its corporate relocation, the Company recorded a fourth quarter charge in Other Expense, net of $8.7 million, or $0.01 per share, associated with lease exit costs for its former corporate headquarters in Michigan.

For the quarter, the Company reported 3,232 net new orders, an increase of 1% from prior year orders of 3,214. The dollar value of net new orders increased 2% over the prior year to $1.1 billion. The Company ended the year with 598 active communities, which is up 4% from the comparable prior year period.

PulteGroup’s backlog at year end totaled 5,850 homes valued at $1.9 billion, compared with prior year backlog of 5,772 homes valued at $1.9 billion. The average selling price in backlog increased 1% over the prior year to $332,000.

The Company's financial services operations reported pretax income of $13 million for the fourth quarter, an increase of 88% over prior year pretax income of $7 million. Mortgage capture rate for the quarter was 81% compared with 79% in the comparable prior year quarter. The increase in financial services pretax income for the quarter was primarily the result of higher volumes and favorable market conditions which drove higher gains on mortgage sales.

For the quarter, the Company reported $50 million of income tax expense, representing an effective tax rate of 19%. The Company’s tax rate for the quarter is lower than its statutory provision primarily due to $50 million, or $0.13 per share, of tax benefits associated with the resolution of certain federal and state tax matters and adjustments to its state deferred tax asset valuation allowances.

Through open-market transactions, PulteGroup repurchased 5.2 million of its common shares in the quarter for $98 million, or $18.87 per share.  For the full year, PulteGroup repurchased 12.9 million, or 3.4%, of its common shares outstanding, for $246 million, or $19.11 per share.  The Company ended the year with a cash balance of $1.3 billion and a debt-to-capitalization ratio of 27%.

A conference call discussing PulteGroup's fourth quarter results will be held Thursday, January 29, 2015, at 8:30 a.m. Eastern Time, and webcast live via www.pultegroupinc.com. Interested investors can access the call via the Company's home page at www.pultegroupinc.com, and are encouraged to download the available slides that provide additional details on the Company's fourth quarter results.

Forward-Looking Statements

This presentation includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Homebuilding
Home sale revenues	$1,776,469	$1,612,923	$5,662,171	$5,424,309
Land sale revenues	9,995	12,036	34,554	114,335
	1,786,464	1,624,959	5,696,725	5,538,644
Financial Services	36,093	30,380	125,638	140,951
Total revenues	1,822,557	1,655,339	5,822,363	5,679,595

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,366,584	1,238,103	4,343,249	4,310,528
Land sale cost of revenues	8,367	11,765	23,748	104,426
	1,374,951	1,249,868	4,366,997	4,414,954

Financial Services expenses	23,179	23,513	71,239	92,379
Selling, general, and administrative expenses	146,024	149,705	667,815	568,500
Other expense, net	13,183	1,588	38,745	80,753
Interest income	(1,200)	(1,075)	(4,632)	(4,395)
Interest expense	224	168	849	712
Equity in earnings of unconsolidated entities	(924)	(848)	(8,408)	(1,130)
Income before income taxes	267,120	232,420	689,758	527,822
Income tax expense (benefit)	50,025	12,367	215,420	(2,092,294)
Net income	$217,095	$220,053	$474,338	$2,620,116

Net income per share:
Basic	$0.58	$0.58	$1.27	$6.79
Diluted	$0.58	$0.57	$1.26	$6.72
Cash dividends declared	$0.08	$0.05	$0.23	$0.15

Number of shares used in calculation:
Basic	369,533	379,879	370,377	383,077
Effect of dilutive securities	3,734	3,845	3,725	3,789
Diluted	373,267	383,724	374,102	386,866

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2014	December 31, 2013

ASSETS

Cash and equivalents	$1,292,862	$1,580,329
Restricted cash	16,358	72,715
House and land inventory	4,392,100	3,978,561
Land held for sale	101,190	61,735
Land, not owned, under option agreements	30,186	24,024
Residential mortgage loans available-for-sale	339,531	287,933
Investments in unconsolidated entities	40,368	45,323
Other assets	513,032	460,621
Intangible assets	123,115	136,148
Deferred tax assets, net	1,720,668	2,086,754
	$8,569,410	$8,734,143

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$270,516	$202,736
Customer deposits	142,642	134,858
Accrued and other liabilities	1,343,774	1,377,750
Income tax liabilities	48,722	206,015
Financial Services debt	140,241	105,664
Senior notes	1,818,561	2,058,168
Total liabilities	3,764,456	4,085,191

Shareholders' equity	4,804,954	4,648,952

	$8,569,410	$8,734,143

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$474,338	$2,620,116
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income tax expense	223,769	(2,096,425)
Write-down of land and deposits and pre-acquisition costs	11,168	9,672
Depreciation and amortization	39,864	31,587
Stock-based compensation expense	29,292	30,480
Loss on debt retirements	8,584	26,930
Equity in earnings of unconsolidated entities	(8,408)	(1,130)
Distributions of earnings from unconsolidated entities	4,932	2,049
Other non-cash, net	9,567	9,375
Increase (decrease) in cash due to:
Restricted cash	1,368	3,387
Inventories	(346,596)	265,064
Residential mortgage loans available-for-sale	(53,734)	28,448
Other assets	(46,249)	(38,190)
Accounts payable, accrued and other liabilities	(23,671)	(17,377)
Income tax liabilities	(14,975)	7,150
Net cash provided by operating activities	309,249	881,136
Cash flows from investing activities:
Distributions from unconsolidated entities	8,157	1,001
Investments in unconsolidated entities	(9)	(1,677)
Net change in loans held for investment	335	(12,265)
Change in restricted cash related to letters of credit	54,989	(4,152)
Proceeds from the sale of property and equipment	113	15
Capital expenditures	(48,790)	(28,899)
Cash used for business acquisitions	(82,419)	—
Net cash used in investing activities	(67,624)	(45,977)
Cash flows from financing activities:
Financial Services borrowings (repayments)	34,577	(33,131)
Other borrowings (repayments)	(250,631)	(479,827)
Stock option exercises	15,627	19,411
Stock repurchases	(253,019)	(127,661)
Dividends paid	(75,646)	(38,382)
Net cash used in financing activities	(529,092)	(659,590)
Net increase (decrease) in cash and equivalents	(287,467)	175,569
Cash and equivalents at beginning of period	1,580,329	1,404,760
Cash and equivalents at end of period	$1,292,862	$1,580,329

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(4,561)	$(171)
Income taxes paid (refunded), net	$1,030	$373

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
HOMEBUILDING:
Home sale revenues	$1,776,469	$1,612,923	$5,662,171	$5,424,309
Land sale revenues	9,995	12,036	34,554	114,335
Total Homebuilding revenues	1,786,464	1,624,959	5,696,725	5,538,644

Home sale cost of revenues	1,366,584	1,238,103	4,343,249	4,310,528
Land sale cost of revenues	8,367	11,765	23,748	104,426
Selling, general, and administrative expenses	146,024	149,705	667,815	568,500
Equity in earnings of unconsolidated entities	(836)	(806)	(8,226)	(993)
Other expense, net	13,183	1,588	38,745	80,753
Interest income, net	(976)	(907)	(3,783)	(3,683)
Income before income taxes	$254,118	$225,511	$635,177	$479,113

FINANCIAL SERVICES:
Income before income taxes	$13,002	$6,909	$54,581	$48,709

CONSOLIDATED:
Income before income taxes	$267,120	$232,420	$689,758	$527,822

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Home sale revenues	$1,776,469	$1,612,923	$5,662,171	$5,424,309

Closings - units
Northeast	496	623	1,568	1,835
Southeast	895	813	3,160	3,022
Florida	808	755	2,752	2,747
Texas	1,121	935	3,750	3,768
North	1,278	1,068	3,684	3,401
Southwest	718	770	2,282	2,993
	5,316	4,964	17,196	17,766
Average selling price	$334	$325	$329	$305

Net new orders - units
Northeast	248	315	1,408	1,834
Southeast	615	604	3,075	3,164
Florida	567	501	2,841	2,595
Texas	727	682	3,773	3,563
North	653	682	3,311	3,347
Southwest	422	430	2,244	2,577
	3,232	3,214	16,652	17,080
Net new orders - dollars (a)	$1,105,042	$1,081,971	$5,558,937	$5,394,566

			December 31,
			2014	2013
Unit backlog
Northeast			461	621
Southeast			968	1,053
Florida			1,002	913
Texas			1,273	1,250
North			1,462	1,213
Southwest			684	722
			5,850	5,772
Dollars in backlog			$1,943,861	$1,901,796

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
MORTGAGE ORIGINATIONS:
Origination volume	3,323	3,158	10,805	11,818
Origination principal	$839,856	$766,812	$2,656,683	$2,765,509
Capture rate	81.4%	79.4%	80.2%	80.2%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest in inventory, beginning of period	$190,342	$266,524	$230,922	$331,880
Interest capitalized	32,651	35,580	131,444	154,107
Interest expensed	(55,355)	(71,182)	(194,728)	(255,065)
Interest in inventory, end of period	$167,638	$230,922	$167,638	$230,922